NEWS RELEASE

For Release:  Immediate                                                                                                                                             Contact:  Maria Vafiades
                                         (508) 947-4343

MAYFLOWER BANCORP REPORTS FOURTH QUARTER EARNINGS
AND PAYMENT OF DIVIDEND

           (Middleboro, MA), June 2, 2011 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR) today reported net income of $292,000 or $0.14 per share for its fourth quarter ended April 30, 2011 as compared to earnings of $313,000 or $0.15 per share for the same quarter last year.  Diluted earnings per share for the fourth quarter were $0.14 compared to $0.15 for the fourth quarter of last year.

For the year ended April 30, 2011, net income was $1,338,000 or $0.64 per share, compared to earnings $1,163,000 or $0.56 per share for the same period last year.  On a diluted per share basis, earnings for the year were $0.64 per share compared to $0.56 per share for the same period one year ago.

Net interest income for the quarter ending April 30, 2011 decreased by $38,000, a result of a slight decrease in the Company’s net interest margin, from 3.78% for the quarter ended April 30, 2010 to 3.76% for the quarter ended April 30, 2011.  Total average interest earning assets for the quarter decreased from $226.3 million to $223.5 million, while average interest bearing liabilities declined from $226.0 million for the quarter ended April 30, 2010 to $222.3 million for the quarter ended April 30, 2011.  The decrease in average interest bearing liabilities is primarily due to a reduction of $4.0 million in the average balance of borrowed funds outstanding.

A provision of $45,000 was made to the Company’s reserve for loan loss during the quarter ended April 30, 2011, as compared to a provision of $140,000 for the quarter ended April 30, 2010.  In determining the appropriate level for the allowance for loan loss, the Company considers past loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature of the loan portfolio, and levels of non-performing and other classified loans.  Management and the Company’s Board of Directors evaluate the loan loss reserve on a regular basis, and consider the allowance as constituted to be adequate at this time.

Non-interest income for the quarter decreased by $68,000, primarily due to a decrease of $46,000 in gains realized upon the sale of investments, coupled with a decrease of $35,000 in gains on sales of residential mortgages to the secondary mortgage market.  Additionally, customer service fees decreased by $31,000, a result of reduced return check fees and declining ATM surcharge income.  These decreases in noninterest income were offset by an increase of $23,000 in loan origination and other loan fees, an increase of $5,000 in interchange income, and an increase of $16,000 in other income.

As compared to the same period last year, total operating expenses for the Company increased by $37,000 or 1.9% for the quarter ended April 30, 2011.  This increase was partially a result of an increase of $43,000 in salary and benefit expense due to salary adjustments and increased retirement and other benefit costs.   Also contributing to the increase in operating expenses was an increase of $11,000 in data processing expense and an increase of $45,000 in other expenses.  These increases were offset by a decrease of $21,000 in FDIC assessment expenses, a decrease of $35,000 in losses and expenses of foreclosed properties, and a decrease of $6,000 in occupancy and equipment expense.

For the year ended April 30, 2011, net interest income was $8.5 million, an increase of $557,000 or 7.0% compared to the prior year.  The Company’s net interest margin increased from 3.53% for the year ended April 30, 2010 to 3.77% for year ended April 30, 2011.  Average interest earning assets for the year ended April 30, 2011 were $225.5 million as compared to $225.2 million for the year ended April 30, 2010, while average interest bearing liabilities were $224.7 million compared to $225.3 million for the same period one year ago.

The provision for loan losses was $201,000 for the year ended April 30, 2011 as compared to $215,000 for the year ended April 30, 2010.

For the year ended April 30, 2011, non-interest income increased by $124,000, partially due to an increase of $49,000 in gains realized upon the sale of residential mortgages to the secondary mortgage market and an increase of $26,000 in gains realized on sales of investments.  Additionally, interchange income increased by $31,000, loan origination fees increased by $22,000, and other income increased by $49,000, primarily due to a special dividend of $36,000 received from the Company’s excess deposit insurer.  These increases were offset by a decrease of $53,000 in customer service fees.

Total operating expenses increased by $340,000 to $8.1 million for year ended April 30, 2011, an increase of 4.4%.  This increase was attributable to an increase of $225,000 in salary and benefit expense, an increase of $131,000 in losses and expenses on and for foreclosed properties, an increase of $37,000 in data processing costs, an increase of $10,000 in occupancy and equipment expense, and by an increase of $7,000 in other expenses.  These increases were offset by a decrease of $70,000 in FDIC assessment expense.

Since April 30, 2010, total assets of the Company have decreased by $8.6 million, ending at $246.9 million as of April 30, 2011.  During the year, total investments decreased by $2.5 million and cash and cash equivalents decreased by $8.7 million.  These decreases were offset by an increase of $4.0 million in net loans receivable.  The reported increase in loan balances is a result of growth of $1.9 million in residential mortgages, combined with growth of $2.1 million in commercial loans and mortgages and growth of $733,000 in net construction loans outstanding.  Partially offsetting these increases was a decrease of $684,000 in home equity loan and line of credit balances and a decrease of $68,000 in consumer loans.

During the year ended April 30, 2011, total deposits decreased by $4.3 million.  This decrease was due primarily to a reduction of $7.6 million in certificate of deposit balances coupled with a decrease of $1.9 million in money market deposit accounts.  These decreases were offset by an increase of $5.2 million in checking and savings account balances.  Finally, borrowed funds outstanding decreased by $4.0 million.

As of April 30, 2011, non-performing assets totaled $2.9 million, compared to $2.3 million at April 30, 2010.  The higher total at April 30, 2011 is due to an increase of $1.2 million in non-performing loans, primarily a function of an increase of $1.1 million in non-performing residential mortgages, as offset by a reduction of $604,000 in real estate acquired by foreclosure.

Total stockholders’ equity was $21.2 million at April 30, 2011, compared to $20.5 million at April 30, 2010.  Tier 1 capital to average assets was 8.35% at April 30, 2011, compared to 7.90% at April 30, 2010.  The increase in total equity is due to net income of $1,338,000 for year and the exercise of employee stock options totaling $53,000.  Those increases in total equity were offset by dividends paid of $0.24 per share and totaling $500,000, Company stock repurchases totaling $100,000, and a decrease of $94,000 in the net unrealized gain on securities classified as available-for-sale.

In conjunction with these announcements, the Company reported that the Company’s Board of Directors has declared a quarterly cash dividend of $0.06 per share to be payable on June 21, 2011, to shareholders of record as of June 14, 2011.

Mayflower Bancorp, Inc. is the holding company for Mayflower Co-operative Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its Main Office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, and Wareham Massachusetts.  All of the Company’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits.  All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts.  For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.

(See accompanying Selected Consolidated Financial Information)

This earnings report may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made.

Mayflower Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Information
(Dollars in thousands, except per share information)
	April 30,	April 30,
	2011	2010

Total assets	$246,883	$255,530
Loans receivable, net	124,497	120,545
Federal funds sold and interest-bearing
deposits in banks	6,256	15,914
Investment securities:
Held to maturity	45,554	44,793
Available for sale, net	46,350	49,576
Deposits	221,023	225,317
Advances and borrowings	3,500	7,500
Stockholders' equity	21,177	20,480

Tier 1 Capital to average assets	8.35%	7.90%
Tier 1 Capital to risk-weighted assets	15.07%	14.53%
Book value per share	$10.21	$9.85

	Three months ended		Year ended
	April 30,		April 30,
	2011	2010	2011	2010
Statement of operations
Interest and dividend income	$2,519	$2,712	$10,415	$11,279
Interest expense	416	571	1,918	3,339
Net interest income	2,103	2,141	8,497	7,940

Provision for loan losses	(45)	(140)	(201)	(215)
Gain on sales of loans	45	80	472	423
Gain on sales of investments	63	109	294	268
Other non interest income	292	279	1,155	1,106
Operating expenses	(2,010)	(1,973)	(8,142)	(7,802)
Income before income taxes	448	496	2,075	1,720
Income taxes	156	183	737	557

Net income	$292	$313	$1,338	$1,163

Earnings per share - basic	$0.14	$0.15	$0.64	$0.56

Earnings per share - diluted	$0.14	$0.15	$0.64	$0.56

Dividends per share	$0.06	$0.06	$0.24	$0.28

Weighted average shares outstanding	2,077,747	2,080,293	2,081,968	2,083,228

Annualized return on average assets	0.48%	0.51%	0.54%	0.47%

Annualized return on average equity	5.60%	6.13%	6.41%	5.83%

Net interest spread	3.76%	3.78%	3.77%	3.53%

Net interest margin	3.76%	3.78%	3.77%	3.53%

Mayflower Bancorp, Inc. and Subsidiary
Analysis of Loans Past Due
(Dollars in thousands)

	April 30,	April 30,	April 30,
Loans past due over 90 days:	2011	2010	2009

Residential mortgages	$1,108	$-	$315

Home equity loans and lines of credit	139	99	30

Commercial and construction mortgages	456	295	-

Commercial time and demand loans	-	120	-

Consumer and other loans	-	-	-
	$1,703	$514	$345

Loans past due over 90 days as a percentage of:

Net loans receivable	1.37%	0.43%	0.26%

Total assets	0.69%	0.20%	0.14%

Non-performing assets

**Non-accrual loans	$1,703	$514	$345
Real estate acquired by foreclosure	1,211	1,815	590
	$2,914	$2,329	$935

Non-performing assets as a percentage of:

Net loans receivable	2.34%	1.93%	0.71%

Total assets	1.18%	0.91%	0.37%

Allowance for loan losses	$1,214	$1,194	$1,305

Allowance for loan losses as a percentage of
Non-performing loans	71.29%	232.30%	378.26%

Allowance for loan losses as a percentage of net loans	0.98%	0.99%	1.00%

** includes loans which are contractually past due 90 days
or more and/or loans less than 90 days past due on which
the Bank has ceased accruing interest